Exhibit 99.1

Transcept Pharmaceuticals Announces FDA Response

to Proposal in Support of Intermezzo® New Drug Application

Point Richmond, Calif., September 13, 2011 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) received notice today from the U.S. Food and Drug Administration (FDA) that it generally agrees with Transcept proposals to address concerns raised by the FDA in its July 2011 Intermezzo® Complete Response Letter.

As previously announced, Transcept plans to meet with the FDA on September 14, 2011 to discuss the regulatory path forward for Intermezzo®, and expects to provide further updates as appropriate.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include our expectation that a meeting with the FDA will support the development and ultimate approval of Intermezzo®; and the sufficiency of any Intermezzo® NDA resubmission to satisfy FDA concerns and warrant approval of Intermezzo® for use in its intended indication. Transcept may not actually meet these expectations and carryout these plans. Various important factors that could cause actual events to differ materially from the forward-looking statements that Transcept makes, include FDA deemed insufficiencies in the Transcept Intermezzo® proposal; success in our efforts to seek approval for Intermezzo®; and the business of Transcept generally. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the Securities and Exchange Commission. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as may be required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Thomas Soloway

Chief Financial Officer

(510) 215-3510

tsoloway@transcept.com